Consent of Independent Registered Public Accounting Firm

MSB Financial Corp. and Subsidiaries

We hereby consent to the incorporation by reference in the Registration Statements on Form S8 (Nos. 333-139955, 333-150968 and 333-164264) of MSB Financial Corp. (the “Company”) of our report dated September 28, 2011, relating to the consolidated financial statements as of June 30, 2011 and 2010, and for the years then ended, as included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011.

Clark, New Jersey
September 28, 2011